+--------+
| Form 4 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

       McLain                      Lyle                              E.
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       (Last)                      (First)                        (Middle)

        RR 1, Box 36
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                                  (Street)

       Mohall                       ND                                 58761
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       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol   ND Holdings, Inc. - NDHI
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year  03/01
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5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director    [ ] Officer             [ ] 10% Owner    [X] Other
                       (give title below)                       (specify below)

  Exit Form 4 (Deceased Director)
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TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title    2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   of          action      action      of Disposed of (D)            Securities       ship        of In-
   Security    Date        Code        (Instr. 3, 4 and 5)           Beneficially     Form:       direct
   (Instr. 3)  (Month/     (Instr. 8)                                Owned at         Direct      Bene-
               Day/     ----------------------------------------     End of           (D) or      ficial
               Year)                                                 Month            Indirect    Owner-
                         Code       V  Amount     (A) or   Price     (Instr. 3 and 4) (I)         ship
                                                  (D)                                 (Instr. 4)  (Instr. 4)
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Common Stock                                                       6,233              D
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Common Stock                                                       4,080              I          By Spouse
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Common Stock                                                         160              I           By Spouse
                                                                                           As Custodian for
                                                                                                 Grandchild
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)


TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Securities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                  ------------------------------------------
                                                  Code      V        (A)        (D)

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Common Stock Warrants     1.62
(Right to Buy)
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TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

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1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cisable and     Underlying Securities    of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deri-      ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    Ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion        Title   Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                                (Instr.4)    (Instr. 4)
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Common Stock Warrants                     Common Stock  10,100                 10,100         D
(Right to Buy)
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Explanation of Reponses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                          /s/ Lyle E. McLain
                             (by Kevin Flagstad, Compliance)        04/06/01
                         -------------------------------          -------------
                         **Signature of Reporting Person               Date